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                          STOCKHOLDER TENDER AGREEMENT


                                 by and between


                                  HANWEST, INC.




                             and RUSSELL T. GILBERT



                          Dated as of December 19, 1995






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


                          STOCKHOLDER TENDER AGREEMENT


          STOCKHOLDER TENDER AGREEMENT, dated as of December 19, 1995 (this "Agreement"), by and between Hanwest, Inc., a Delaware corporation ("Purchaser"), and Russell T. Gilbert ("Stockholder").

          WHEREAS, the Stockholder is the owner of 539,734 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of CIMCO, Inc., a Delaware corporation (the "Company"), including 4,394 Shares owned of record by Stockholder for the benefit of his grandchildren and 10,257 Shares (the "ESOP Shares") credited under the Company's Employee Stock Ownership Plan (the "ESOP") to the account of Stockholder as of the date hereof, and holds stock options (the "Options") to acquire an aggregate of 76,250 shares of Common Stock granted pursuant to the Company's 1991 Incentive Stock Option Plan and the Company's 1988 Incentive Stock Option Plan; and

          WHEREAS, M.A. Hanna Company, a Delaware corporation ("Parent"), the Purchaser and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), which provides, among other things, that, upon the terms and subject to the conditions therein, Purchaser will make a cash tender offer (the "Offer") for all of the outstanding shares of Common Stock and will merge with the Company (the "Merger"); and

          WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Purchaser has requested that the Stockholder agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

          1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder represents and warrants to the Purchaser as follows:

               (a) The Stockholder is the sole record (except for the ESOP Shares) and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meaning will apply for all purposes of this Agreement) of, and has good title to, all of the Shares, and there exist no liens, claims, security interests, options, proxies, voting agreements, charges or encumbrances of whatever nature ("Liens") affecting the Shares, subject, in the case of the ESOP Shares, to the terms of the ESOP.

               (b) Upon transfer to the Purchaser by the Stockholder of the Shares upon consummation of the Offer or the Merger (whichever is earlier), Purchaser will have good title to the Shares, free and clear of all Liens.

               (c) Other than the Options, the Shares constitute all of the securities (as defined in Section 3(10) of the Exchange Act, which definition will apply for all purposes of this Agreement) of the Company beneficially owned, directly or indirectly, by the Stockholder (excluding any securities beneficially owned by any of his affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, which definition will apply for all purposes of this Agreement) as to which he does not have voting or investment power).

               (d) Except for the Shares and the Options, the Stockholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Stockholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable) that allows or obligates him to vote or acquire any securities of the Company.

               (e) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any Lien on any Shares under,
(i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which the Stockholder is bound or (ii) any judgment, writ, decree, order or ruling applicable to the Stockholder.

               (f) Neither the execution and delivery of this Agreement nor the performance by the Stockholder of his obligations hereunder will (i) violate any order, writ, injunction or judgment applicable to the Stockholder or (ii) to the best knowledge of Stockholder, violate any law, decree, statute, rule or regulation applicable to the Stockholder or require any consent, authorization or approval of, filing with or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") or the federal securities laws.



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

          2. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Stockholder as follows:

               (a) Purchaser is duly organized and validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that (i) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

               (b) The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations hereunder will not, constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its certificate of incorporation or bylaws or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser is bound or any judgment, writ, decree, order or ruling applicable to Purchaser.

               (c) Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to Purchaser or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act or the federal securities laws.

          3. TENDER OF SHARES. The Stockholder will tender and sell (and not withdraw) pursuant to and in accordance with the terms of the Offer all of the Shares. Upon the purchase of all the Shares pursuant to the Offer in accordance with this Section 3, this Agreement will terminate. In the event, notwithstanding the provisions of the first sentence of this Section 3, any Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Shares will remain subject to the terms of this Agreement. The Stockholder acknowledges that Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer.



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

          4. TRANSFER OF THE SHARES. During the term of this Agreement, except as otherwise provided herein, the Stockholder will not (a) offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any Lien any of the Shares, (b) acquire any shares of Common Stock or other securities of the Company (otherwise than in connection with a transaction of the type described in Section 7 and any such additional shares or securities will be deemed Shares and included in the Shares subject to this Agreement), including, without limitation, by exercising any of the Options, (c) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of any shares of Common Stock or any other securities of the Company.

          5. VOTING OF SHARES. The Stockholder, by this Agreement, does hereby constitute and appoint Purchaser, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as his true and lawful attorney and proxy for and in his name, place and stead, to vote each of such Shares at any annual, special or adjourned meeting of the stockholders of the Company (and this appointment will include the right to sign his name (as stockholder) to any consent, certificate or other document relating to the Company which the laws of the State of Delaware may require or permit) (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and hereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement; and (c) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or one of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iii) (A) any change in a majority of the persons who constitute the board of directors of the Company as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws, as amended to date; (C) any other material change in the Company's corporate structure or business; or (D) any other action which, in the case of each of the matters referred to in clauses (iii)(A), (B), (C) and (D), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement. This proxy and power of attorney is a proxy and power



                                        4
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coupled with an interest, and the Stockholder declares that it is irrevocable.
The Stockholder hereby revokes all and any other proxies with respect to the Shares that he may have heretofore made or granted.

          6. ENFORCEMENT OF THE AGREEMENT. The Stockholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity, including without limitation under Section 12 hereof.

          7. ADJUSTMENTS. The number and type of securities subject to this Agreement will be appropriately adjusted in the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing the Stockholder's ownership of the Company's capital stock or other securities.

          8. COMPLIANCE WITH MERGER AGREEMENT. Stockholder shall comply with the requirements of Section 6.12 of the Merger Agreement.

          9. TERMINATION. Except for Section 12 hereof which will only terminate as and when provided therein, this Agreement will terminate on the earlier of (a) the date the Merger Agreement is terminated in accordance with its terms, (b) the purchase of all the Shares pursuant to the Offer in accordance with Section 3, and (c) March 31, 1996.

          10. EXPENSES. All fees and expenses incurred by either of the parties hereto will be borne by the party incurring such fees and expenses.

          11. BROKERAGE. Purchaser and the Stockholder represent and warrant to the other that the negotiations relevant to this Agreement have been carried on by Purchaser, on the one hand, and the Stockholder, on the other hand, directly with the other, and that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Purchaser, on the one hand, and the Stockholder, on the other hand, will indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of action taken by him, it or any of them, as the case may be.

          12. FEE. If (a) Parent and Purchaser or the Company terminates the Merger Agreement pursuant to Section 9.01(c), (d)



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or (e) thereof and (b) on or after the date hereof and not later than one year from the date of such termination, (i) the Board of Directors of the Company approves or recommends any proposal or offer (an "Acquisition Proposal") concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company other than from Purchaser, or (ii) the Company enters into an agreement with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets or equity securities of, the Company, or (iii) Stockholder disposes of any or all of his Shares to any person not an affiliate or an associate of Purchaser or to the Company or any affiliate thereof (or realizes cash proceeds in respect of such Shares as a result of a distribution to the Stockholder by the Company following the sale of a material amount of the Company's assets) in connection with a transaction proposed, described or set forth in such Acquisition Proposal or agreement or pursuant to such acquisition or (iv) the Company undergoes a recapitalization, dissolution, liquidation or similar transaction proposed, described or set forth in such Acquisition Proposal or agreement or the Company issues an extraordinary dividend or other distribution in accordance with such Acquisition Proposal or agreement (each, a "Subsequent Transaction") at a per share price or with equivalent per share proceeds, as the case may be (the "Subsequent Price"), with a value in excess of $10.50 (the "Offer Price"), then the Stockholder will promptly pay to Purchaser an amount equal to one-half of the product of (x) the excess of the Subsequent Price over the Offer Price and
(y) the number of Shares disposed of or otherwise participating in the Subsequent Transaction. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing the Stockholder's ownership of the Company's capital stock or other securities, the Offer Price will be appropriately adjusted for the purpose of this Section 12.

          13.  MISCELLANEOUS.

               (a) All representations and warranties contained herein will survive for one year after the termination hereof.

               (b) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in a writing and is signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

               (c) This Agreement contains the entire agreement among Purchaser and the Stockholder with respect to the subject matter hereof, and supersedes all prior agreements among Purchaser and the Stockholder with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

               (d) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in that state.

               (e) The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

               (f) All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to the Stockholder to:

               Mr. Russell T. Gilbert
               c/o Cimco, Inc.
               265 Briggs Avenue
               Costa Mesa, California  92626-4555
               Telecopier: (714) 549-1167

          With a copy to:

               O'Melveny & Myers
               Suite 1700
               610 Newport Center Drive
               Newport Beach, California  92660
               Attention: David A. Krinsky, Esq.
               Telecopier:(714) 669-6994

          If to the Purchaser to:

               Hanwest, Inc.
               c/o M.A. Hanna Company
               Suite 36-5000
               200 Public Square
               Cleveland, Ohio   44114-2304
               Attention:  General Counsel
               Telecopier: (216) 589-4200



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

          with copies to:

               Jones, Day, Reavis & Pogue
               North Point
               901 Lakeside Avenue
               Cleveland, Ohio  44114
               Attention:  Lyle G. Ganske, Esq.
               Telecopier: (216) 579-0212

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

               (g) This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

               (h) This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties hereto without the prior written consent of the other parties, except that Purchaser will have the right to assign to Purchaser or any other direct or indirect wholly owned subsidiary of Parent any and all rights and obligations of Purchaser under this Agreement, including the right to purchase Shares tendered by the Stockholder pursuant to the terms hereof and the Offer, provided that any such assignment will not relieve Purchaser from any of its obligations hereunder.

               (i) If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

               (j) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.



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          IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement on the date first above written.


                                        HANWEST, INC.



                                        By: /s/ Michael S. Duffy
                                           ----------------------------------
                                           Name: Michael S. Duffy
                                           Title: Vice President


                                        Stockholder



                                        /s/ Russell T. Gilbert
                                        --------------------------------------
                                        Russell T. Gilbert


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